EXHIBIT 9

[Letterhead of Kemper Investors Life Insurance Company]

April 29, 2010

Board of Directors

Kemper Investors Life Insurance Company

KILICO Variable Annuity Separate Account

1400 American Lane

Schaumburg, IL 60196

Ladies and Gentlemen:

This opinion is furnished in connection with the filing of Post-Effective Amendment No. 21 to the Registration Statement on Form N-4, File Nos. 333-22375 and 811-3199 (the “Registration Statement”) by Kemper Investors Life Insurance Company (“Kemper Investors”) for the KILICO Variable Annuity Separate Account (the “Separate Account”). The Registration Statement covers an indefinite number of units of interest in the Separate Account. Purchase payments to be received under Individual and Group Variable, Fixed and Market Value Adjusted Deferred Annuity Contracts (“Contracts”) offered by Kemper Investors may be allocated by Kemper Investors to the Separate Account in accordance with the owners’ directions with reserves established by Kemper Investors to support such Contracts.

The Contracts are designed to provide annuity benefits and were offered in the manner described in the prospectus which is included in the Registration Statement.

The Contracts were sold only in jurisdictions authorizing such sales. The Contract is currently not being issued.

I have examined all applicable corporate records of Kemper Investors and such other documentation and laws as I consider appropriate as a basis of this opinion. On the basis of such examination, it is my opinion that:

1.	Kemper Investors is a corporation duly organized and validly existing under the laws of the State of Illinois.

2.	The Separate Account is an account established and maintained by Kemper Investors pursuant to the laws of the State of Illinois, under which income, gains and losses, whether or not realized, from assets allocated to the Separate Account are, in accordance with the Contracts, credited to or charged against the Separate Account without regard to other income, gains or losses of Kemper Investors.

3.	Assets allocated to the Separate Account are owned by Kemper Investors. The

Contracts provide that the portion of the assets of the Separate Account equal to the reserves and other Contract liabilities with respect to the Separate Account will not be chargeable with liabilities arising out of any other business Kemper Investors may conduct.

4.	When issued and sold as described above, the Contracts are duly authorized by Kemper Investors and constitute validly issued and binding obligations of Kemper Investors in accordance with their terms, except as limited by bankruptcy or insolvency laws affecting the rights of creditors generally.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Yours truly,

/s/ Juanita M. Thomas
Juanita M. Thomas, Esq.
Kemper Investors Life Insurance Company Senior Assistant General Counsel